TA Schedule – CFST

SCHEDULE A

Effective May 1, 2018

Columbia Funds Series Trust

Columbia AMT-Free California Intermediate Muni Bond Fund

Columbia AMT-Free Georgia Intermediate Muni Bond Fund

Columbia AMT-Free Maryland Intermediate Muni Bond Fund

Columbia AMT-Free North Carolina Intermediate Muni Bond Fund

Columbia AMT-Free South Carolina Intermediate Muni Bond Fund

Columbia AMT-Free Virginia Intermediate Muni Bond Fund

Columbia Capital Allocation Moderate Aggressive Portfolio

Columbia Capital Allocation Moderate Conservative Portfolio

Columbia Convertible Securities Fund

Columbia Global Strategic Equity Fund

Columbia Large Cap Growth Fund III

Columbia Large Cap Enhanced Core Fund

Columbia Large Cap Index Fund

Columbia Mid Cap Index Fund

Columbia Mid Cap Value Fund

Columbia Overseas Value Fund

Columbia Select Global Growth Fund

Columbia Select International Equity Fund

Columbia Select Large Cap Equity Fund

Columbia Short Term Bond Fund

Columbia Short Term Municipal Bond Fund

Columbia Small Cap Index Fund

Columbia Small Cap Value Fund II

TA Schedule – CFST

SCHEDULE B

Effective March 9, 2018

Payments under the Agreement are payable to CMISC monthly.

Transfer agency costs are calculated separately for each of (i) Institutional 3 (Inst3) Class shares1, (ii) Institutional 2 (Inst 2) Class shares1

Each Fund shall pay to CMISC for the services to be provided by CMISC under the Agreement an amount equal to the sum of the following:

(a)	(i)	Base transfer agency fee paid monthly of:

1. an annual per account fee equal to the Direct Account Fee for accounts established directly with the Fund (direct accounts); and

2.  an annual rate equal to the Intermediary Controlled Account Rate on the daily value of accounts of intermediaries established with the Fund, including accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system (network accounts and, together with omnibus accounts, intermediary controlled accounts); PLUS

	(ii)	The Fund’s Allocated Share of CMISC Reimbursable Out-of-Pocket Expenses; PLUS

	(iii)	Sub-transfer agency fees (generally intended to offset amounts paid by CMISC to intermediaries for services they provide), subject to the limits set forth below

1. For all classes other than Inst2 or Inst 3: the amount charged by an intermediary up to the following sub-transfer agency fee limits, which vary among distribution channels as follows:

Distribution Channel	Sub-Transfer Agency Fee Limit
Retirement Channel – Intermediary platforms that primarily service retirement accounts, including accounts of retirement plans qualified under sections 401(a), 401(k), 457 or 403(b) of the Internal Revenue Code of 1986, as amended (the Code), non-qualified deferred compensation plans governed by section 409A of the Code and individual retirement plans	(i) 0.25% of Fund assets held by Retirement Channel intermediaries or platforms charging an asset-based fee or (ii) $20 per account held by Retirement Channel intermediaries charging a per account fee

Supermarket Transaction Fee (TF) Channel – Accounts in mutual fund platforms of the type commonly referred to as “fund supermarkets” that charge participants a transaction fee	(i) 0.12% of Fund assets held by Supermarket TF Channel intermediaries or platforms charging an asset-based fee or (ii) $20 per Supermarket TF Account held for intermediaries charging a per account fee

TA Schedule – CFST

Distribution Channel	Sub-Transfer Agency Fee Limit
Supermarket No-Transaction Fee (NTF) Channel – Accounts in mutual fund platforms of the type commonly referred to as “fund supermarkets” that do not charge participants a transaction fee	(i) 0.25% of Fund assets held by Supermarket NTF Channel intermediaries or platforms charging an asset based fee or (ii) $20 per account held by Supermarket NTF Channel intermediaries or platforms charging a per account fee

Bank Channel – Accounts maintained by banks offering financial and banking services to high net worth clients (commonly referred to as private bank accounts)	(i) 0.20% of Fund assets held by Private Bank Channel intermediaries or platforms or (ii) $20 per account held by Bank Channel intermediaries or platforms charging a per account fee

Section 529 Plan Assets – Accounts of portfolios of college saving plans authorized under section 529 of the Code (commonly referred to as Section 529 plans) (529 Plan Accounts)	0.20% on Fund assets held in 529 Plan Accounts

Broker-Dealer Channel – Intermediary platforms offering mutual funds in brokerage accounts or through advisory programs, including independent, regional and wirehouses firms	(i) 0.15% of Fund assets held by Broker-Dealer Channel intermediaries or platforms charging an asset-based fee or (ii) $20 per account held by Broker-Dealer Channel intermediaries or platforms charging a per account fee

The sub-transfer agency fee limit is applied by intermediary (or by platforms within an intermediary, where applicable), by Fund and by share class and not in the aggregate by distribution channel. For avoidance of doubt, per account limits applicable to certain channels are applied at the level of the underlying accounts serviced by the intermediary, not at the level of the omnibus account maintained by CMISC.

2.	For Inst2 Class shares: 0.05% of the average aggregate value of the Fund’s shares maintained in omnibus accounts (subject to paragraph (b) below).

3.	For Inst3 Class shares: Inst3 Class shares do not pay sub-transfer agency fees set forth in paragraph (a)(iii).

(b)	For Inst2 Class shares, the annual rate for the fees set forth in paragraphs (a)(i) – (a)(iii)(2) shall not exceed 0.070%.

(c)	For Inst3 Class shares, the annual rate for the fees set forth in paragraphs (a)(i) – (a)(ii) shall not exceed 0.020%.

In addition, CMISC shall be entitled to retain as additional compensation/reimbursement for its services all CMISC revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement. All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

TA Schedule – CFST

Definitions

“Allocated Share” for any month means that percentage of CMISC Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses.”

“CMISC Reimbursable Out-of-Pocket Expenses” means (i) networking account fees paid to dealer firms by CMISC on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, subject to a maximum annual rate of up to 0.20% of the month end value of the Fund’s shares maintained in networked accounts of each dealer firm, and (ii) out-of-pocket expenses incurred on behalf of the Funds by CMISC for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below.

“Direct Account Fee” means $38.50 for the period from July 1, 2017 through December 31, 2017 and $40.50 for the period from January 1, 2018 through June 30, 2018.

“Intermediary Controlled Account Rate” means 0.0088% for the period from July 1, 2017 through July 31, 2017, and thereafter shall be the rate equal to (x) the amount approved or ratified by the Board to approximate the projected expenses of servicing intermediary controlled accounts (including an agreed-upon margin), divided by (y) the net assets of intermediary controlled accounts invested in funds within the Columbia Fund complex for which CMISC serves as transfer agent (excluding any variable portfolio funds). For any given month, CMISC shall calculate the Intermediary Controlled Account Rate based on net assets of applicable Columbia Funds as of the 15th day of the month preceding such month (or the next succeeding business day if the 15th day of the preceding month is not a business day). For example, the Intermediary Controlled Account Rate effective September 1, 2017 shall be calculated based on net assets as of August 15, 2017.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

*	Printing, storage and programming costs associated with, but not limited to envelopes, checks, confirmations and stationery

*	Postage bulk, pre-sort, ZIP+4, barcoding, first class

*	Telephone and telecommunication costs, including all lease, maintenance and line costs

*	Proxy solicitations, mailings and tabulations

*	Daily & Distributions advice mailings

*	Implementing, monitoring or processing any Stop Orders

*	Shipping, Certified and Overnight mail and insurance

*	Year-end forms and mailings

*	Duplicating services

*	Courier services

*	National Securities Clearing Corporation charges related to fund transactions

*	Record retention costs including but not limited to the storage, movement, destruction, retrieval and handling charges

*	Data processing and storage for anti-market timing omnibus monitoring

*	Creation and maintenance of on-line records including reports, shareholder and dealer statements, year-end forms, and regulatory mailings

*	Third party quality control assessments

TA Schedule – CFST

*	Compliance items including, but not limited to, lost shareholder review, lost certificate filings and compliance programs

*	Electronic website linkages to third party account management applications

*	Regulatory mailings inclusive of costs related to electronic delivery of such documents.

*	At the request, or with the consent of the Trust, such other miscellaneous expenses reasonably incurred by CMISC in performing its duties and responsibilities under this Agreement.

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CMISC. In addition, the Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses

CMISC Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

A.	Identifiable	Based on actual services performed and invoiced to a Fund.

B.	Unidentifiable	Allocation will be based on three evenly weighted factors. - number of shareholder accounts - Number of transactions - Average assets

[1]	Prior to November 1, 2017, Institutional 2 Class shares were known as Class R5 shares and Institutional 3 Class shares were known as Class Y shares.

TA Schedule – CFST

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A and Schedule B to be duly executed as of May 1, 2018.

COLUMBIA FUNDS SERIES TRUST, on behalf of their respective series listed on Schedule A

By:	/s/ Christopher O. Petersen
Name: Christopher O. Petersen
Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Lyn Kephart-Strong
Name: Lyn Kephart-Strong
Title: President